                                  EXHIBIT 99.1


[AMERICAN EAGLE LOGO]


                                  NEWS RELEASE


                           AMERICAN EAGLE GROUP, INC.
                ANNOUNCES COMPLETION OF ITS CAPITAL PROGRAM AND
     FORMATION OF A STRATEGIC ALLIANCE WITH AMERICAN FINANCIAL GROUP, INC.

Dallas, Texas; Wednesday, November 6, 1996 -- American Eagle Group, Inc. (NYSE:FLI) today announced the signing of agreements regarding a $35 million capital investment by American Financial Group, Inc. (NYSE:AFG) in American Eagle Group, Inc. convertible preferred stock. This transaction is the result of American Eagle's capital raising efforts begun in the spring of 1996.

In addition to the capital investment, the agreements also address various strategic elements regarding future cooperation and activities of the two companies. These strategic alliances will allow American Eagle's marketing and underwriting of both new and expanded aviation insurance product lines, and American Eagle's access to the A.M. Best "A" rated capacity of American Financial Group. The potential expansion of aviation product lines will provide American Eagle with additional revenue opportunities in the aviation insurance marketplace for both existing and new aviation products.

American Financial Group will nominate two senior executives to join the American Eagle Board of Directors upon closing of the transaction.

M. Philip Guthrie, Chairman and Chief Executive Officer of American Eagle stated, "All of us at American Eagle are extremely pleased with this new strategic alliance. Not only does it provide a substantial capital investment on attractive terms to American Eagle, but additional strategic benefits and revenue are expected from this alliance. The financial strength and expertise of American Financial Group will assist the future development of American Eagle. We look forward to the experience and expertise that the American Financial executives will bring to our Board. The access to A. M. Best "A" rated capacity from American Financial Group, coupled with additional product offerings and expansions of existing American Eagle product lines, should yield substantial benefits to American Eagle and its stockholders. American Eagle believes that the combination of additional capital and the strategic alliance will have a very positive, long-term effect on the company's performance in 1997 and beyond. We also believe that the impact of this strategic alliance and the new capital will have a positive impact on operating results and shareholder value in 1997 and beyond despite the dilutive effect of the preferred stock.

Under the capital terms of the strategic alliance, American Financial Group has agreed to invest $35 million in an American Eagle Series D Preferred Stock. This security will carry a cumulative dividend rate of 9% per annum payable quarterly, with an option for the first five years for American Eagle to pay these dividends in kind with additional shares of Series D Preferred Stock. The preferred stock is convertible at a conversion price of $5.25 per share into common stock of American Eagle, subject to standard anti-dilution provisions. At the time of issuance, the Series D Preferred Stock will be convertible into approximately 48% of the outstanding common stock (calculated on a fully converted basis). The preferred stock matures in 20 years with mandatory redemption of 10% of principal per year beginning in year eleven. The preferred stock is callable at par by American Eagle at any time. In the event that the preferred stock is called prior to the seventh anniversary of its issuance, the holder will receive warrants to purchase American Eagle common stock at $5.25 per share exercisable any time during the period between the call date and the seventh anniversary of the issuance of the preferred stock. The preferred stock carries limited voting rights equal, in the aggregate, to 20% of the total votes eligible to be cast on matters submitted to holders of common stock. Upon default in the payment of dividends for two consecutive quarters or any mandatory redemption, the preferred stock will have the right to cast the number of votes equal to the number of shares of common stock into which it is then convertible, and the preferred stock, voting as a class, will be entitled to elect a majority of the directors. Until the seventh anniversary of the issuance of the preferred stock, American Financial Group has the right to nominate for election to American Eagle's Board of Directors 30% of the number of directors. American Financial Group has also entered into a voting agreement limiting its total voting rights for the first 3-1/2 years after issuance of the preferred stock to 20% of the total votes eligible to be cast on matters submitted to holders of common stock. As part of the overall transaction, American Eagle has granted to American Financial Group warrants for 800,000 shares of American Eagle common with an exercise price of $3.45 per share. Such warrants will become exercisable in the event that the company terminates its agreement with American Financial Group and enters into a competing transaction with another party. These warrants will be canceled upon closing of the transaction with American Financial Group.

Proceeds from the transaction will be utilized to contribute capital to American Eagle Group's insurance company subsidiary, to reduce bank debt, and for other general corporate purposes.

In connection with the transaction, the company would record, at the time of closing of the transaction, a recapitalization charge of $15 million before federal income tax. This recapitalization charge will provide additional strengthening of American Eagle's balance sheet and overall reserve levels and is intended to cover contingencies and estimated exposures associated with various previously reported strategic actions and product line discontinuations.

The transaction is currently expected to close prior to December 31, 1996.

Closing of the transaction is subject to approval by American Eagle stockholders and applicable regulatory agencies and to other customary conditions. The Company's financial adviser, CS First Boston, advised the Company's Board of Directors that the transaction with American Financial Group was fair to the Company from a financial point of view. Mason Best Company, the holder of approximately 42% of American Eagle's outstanding common stock, has agreed to vote its shares of common stock in favor of the transaction.

American Eagle will hold a special meeting of stockholders on December 30, 1996 to vote upon the transaction. Holders of record of American Eagle Common Stock at the close of business on December 4, 1996 will be entitled to vote at the meeting.

American Eagle Group is an insurance holding company that, through its subsidiaries, markets and underwrites specialized property and casualty coverages in selected niche markets. These markets include general aviation, selected artisan contractors, and yachts. The company's business is organized in three divisions, the Aviation Division, headquartered in Dallas, Texas; the Property & Casualty Division, headquartered in Sacramento, California; and the Marine Division, headquartered in Baltimore, Maryland.

This news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties, including fluctuations in results, impact of competitive products and pricing and other risks detailed from time to time in American Eagle's SEC reports, including the Proxy Statement relating to this transaction.





Contacts:

American Eagle Group, Inc.            M. Philip Guthrie, Chairman, CEO
12801 N. Central Expressway           (972) 448-1460
Suite #800                            Richard M. Kurz, Sr. Vice President, CFO
Dallas, TX 75243                      (972) 448-1477